                                                                    EXHIBIT 10.1

                                    AGREEMENT

         THIS AGREEMENT ("Agreement") by and between CENTRACK INTERNATIONAL, INC., a Delaware Corporation ("Centrack") and HEARTLAND COMMUNICATIONS GROUP, INC., an Iowa Corporation ("Heartland") is entered into as of this 4th day of June, 1999.

         WHEREAS, Centrack, maintains a Web Site on the Internet devoted to the construction industry, including thereon classified and other advertising of used construction equipment for sale; and

         WHEREAS, based upon the operation of the foregoing Web Site, Centrack has developed and maintains a database of used construction equipment and purchasers and sellers of such equipment, to offer used construction equipment for sale via the Internet; and

         WHEREAS, Centrack anticipates launching an auction site for used construction equipment during 1999 as part of the Web Site operated by Centrack and this Agreement has been entered into in anticipation of such a launch; and

         WHEREAS, Heartland is a publisher of construction trade magazines and an Internet Web Site to advertise used construction equipment for sale via print media and the Internet and maintains a database of used construction equipment and purchasers and sellers of such equipment as derived therefrom; and

         WHEREAS, Centrack and Heartland executed that certain letter of intent dated April 30, 1999 ("Letter of Intent") in anticipation of this definitive agreement to exchange access to certain databases and to provide certain marketing and advertising services for each other, all as hereinafter set forth.

         NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

         1. TERM. Unless sooner terminated pursuant to Section 7 hereof, this Agreement shall continue in full force and effect through June 30, 2002 (the "Term"), and for successive periods of one (1) year ("Successive Terms") thereafter unless terminated by either party by written notice provided not less than six (6) months prior to the expiration of the Term or any Successive Term in accordance with Section 21 hereof.

         2. HEARTLAND'S OBLIGATIONS. During the Term of this Agreement, Heartland shall provide the following services to Centrack:

                  a. Construction Division Database. Heartland shall provide Centrack with a complete copy of the following lists (collectively, the "Heartland Database") as maintained by Heartland:

                           i.       The mailing list utilized for the
                  distribution of the construction trade publications of Heartland as identified on Schedule A attached hereto, including names, addresses, telephone numbers, contact names and titles, and SIC codes, to the extent maintained and available on such list.

                           ii. The listing of used construction equipment, parts and attachments as advertised for sale on the Internet Web Site of the construction division of Heartland, including names, addresses, telephone numbers and contact names and titles relating to the sellers thereof, to the extent maintained and available on such list.

The Heartland Database shall be updated by Heartland as of the first day of each month and such update provided to Centrack within five (5) business days thereafter. As long as the computer systems of Heartland and Centrack are, and remain, compatible, the Heartland Database shall be provided in a machine readable form that is compatible for direct import into Centrack's computer database system. In the event Heartland proposes to implement a new computer database system, or reconfigure its existing computer database system, which may cause such computer database system to no longer be compatible with the Centrack computer database system, Heartland shall give Centrack not less than thirty
(30) days written notice prior to the implementation or reconfiguration thereof.

                  b. Advertisements and Hyperlink Listings. Schedule A contains a description of (i) the advertisements (the "Advertisements") and/or hyperlinks ("Hyperlinks") that Heartland shall cause to be published or implemented, (ii) with respect to Advertisements, the frequency of publication, and (iii) the Web Site locations at which such Advertisements and Hyperlinks shall appear, all as more specifically described in Schedule A. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall be construed as giving Heartland permission or a license of any kind to reproduce or use Centrack's name, logo, or any Centrack trademark, service mark, copyrights, or any other intellectual property in any form whatsoever (the "Centrack Marks"), and Heartland shall be prohibited, without the prior written consent of Centrack, from so reproducing, referencing or using Centrack's name of any of Centrack's Marks, except for publication pursuant to this subparagraph
(c) as described on Schedule A and as provided in Section 5(b) hereof.

         3. CENTRACK'S OBLIGATIONS. In consideration of the services to be provided by Heartland to Centrack, Centrack agrees to the following:

                  a. Buyer and Seller Database. Centrack shall provide Heartland with a complete copy of the list as maintained by Centrack of all names, addresses, phone numbers, and contact persons desiring to sell or purchase construction equipment (the "Centrack Database"). As long as the computer systems of Heartland and Centrack are, and remain, compatible, the Centrack Database shall be in a machine readable form that is compatible for direct import into Heartland's computer database system. The Centrack Database shall be updated as of the first day of each month and provided to Heartland within five (5) business days thereafter. In the event Centrack proposes to implement a new computer database system, or reconfigure its existing computer database system, which may cause such computer database system to no longer be compatible with the Heartland computer database system, Centrack shall give Heartland not less than thirty (30) days written notice prior to the implementation or reconfiguration thereof.

                  b. Advertisements and Hyperlink Listings. Schedule B contains a description of the promotional statement (the "Promotions") and/or hyperlinks ("Hyperlinks") that Centrack shall cause to be published or implemented on its Internet Web Site, and the location within such Internet Web Site in which such Promotions and Hyperlinks shall appear. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall be construed as giving Centrack permission or a license of any kind to reproduce or use Heartland's name, logo, or any Heartland trademark, service mark, copyrights, or any other intellectual property in any form whatsoever (the "Heartland Marks"), and Centrack shall be prohibited, without the prior written consent of Heartland, from so reproducing, referencing or using Heartland's name or any of Heartland's Marks, except for publication pursuant to this subparagraph(b) as described in Schedule B hereof and as provided in Section 5(b) hereof.

                  c.       Payment.

                           i. Schedule C sets forth the listing and transaction fees to be charged by Centrack to its customers in connection with the listing and sale of construction equipment, parts and attachments on the construction equipment Auction Web Site to be launched and maintained by Centrack. Within thirty (30) days from the receipt of the funds by Centrack derived therefrom, Centrack shall remit payment to Heartland of twenty percent (20%) of the gross online Auction fees. For purposes of this Agreement, "gross online Auction fees" shall mean all listing and transaction fees collected and received by Centrack from the sale of any piece of equipment via its Internet Auction Web Site to be calculated and determined in accordance with Schedule C, less all applicable sales and use taxes paid by Centrack from such fees.

                           ii. Centrack shall forward a full, complete and accurate sales report generated through the online auction and calculating the payment due Heartland under Section 3(c)(i) that will accompany all payments to Heartland. Heartland shall have the right annually, at its sole cost and expense, to audit Centrack's books and records in order to verify that the proper amounts have been paid Heartland by Centrack under this Agreement. Notwithstanding the foregoing, if Heartland's audit discloses errors in accounting or payment to the disadvantage of Heartland in an amount of ten percent (10%) or more of the amount actually paid to Heartland for the period audited, the expense of such audit shall be reimbursed by Centrack to Heartland, plus prompt payment to Heartland of any such amounts determined to be due and owing to Heartland.

                  d. Stock Options. Within thirty (30) days from the date hereof, Centrack shall grant and issue to Heartland the written right and option to purchase shares of the common stock of Centrack at a price not exceeding the closing bid price per share for such shares as reflected on the OTC Bulletin Board as of the date of the execution of this Agreement by Heartland. The number of such shares of common stock, term of the option to purchase such shares, manner of exercise thereof and such terms relating thereto shall be as mutually agreed by and between Heartland and Centrack. Heartland shall execute and deliver to Centrack such written representations and agree to such restrictions in reference thereto as may be reasonably required by Centrack to assure compliance with the Securities Act of 1933, as amended, and, as appropriate, any applicable state securities laws.

         4. CONFIDENTIALITY. Both Centrack and Heartland agree that any information that it or its employees, directors or independent contractors obtains from the other party in connection with this Agreement that is proprietary to the disclosing party and regularly kept confidential by the disclosing party, including without limitation all databases disclosed hereunder (the "Confidential Information") shall be kept confidential by the receiving party and Confidential Information shall be disclosed by the receiving party, or its employees, officers, directors or independent contractors, only to the receiving party's legal counsel or to persons otherwise authorized by the disclosing party in writing. Notwithstanding the foregoing, the parties may publish, use and distribute such Confidential Information as part of a compilation, and develop derivative works therefrom, as permitted by Section 5(b) hereof.

         Confidential Information shall not include information that belongs to the recipient party or is (i) already known by the recipient without an obligation of confidentiality other than under this Agreement, (ii) publicly known or becomes publicly known through no unauthorized act of Heartland recipient, (iii) rightfully received from a third party, (iv) independently developed by the recipient party without use of the other party's Confidential Information, (v) disclosed without similar restrictions to a third party by the party owning Confidential Information, (vi) approved by the other party for disclosure, or (vii) required to be disclosed pursuant to a requirement of a governmental agency or law of the United States of America or a state thereof, or any governmental or political subdivision thereof, or any court process, so long as the party required to disclose the Confidential Information provides the disclosing party with timely prior notice of such requirement.

          5.      PROPRIETARY RIGHTS AND COPYRIGHTS.

                  a. Proprietary Protection. Each party agrees that all lists and databases supplied hereunder, and any advertising materials furnished by either party, (i) are proprietary to the disclosing party and contain specialized and unique information not obtainable from ordinary sources, (ii) have been created by the disclosing party at considerable time and expense, and
(iii) shall remain the exclusive and sole property of the disclosing party, except as specifically provided herein. In furtherance thereof, each party shall identify all lists and database information furnished by the other party by a source code identifying the party providing such information as the source thereof.

                  b. Copyrights. Each party acknowledges and agrees that the Heartland Database and Centrack Database, respectively, constitute copyrightable work developed and owned by Heartland and Centrack, respectively. To the extent that the Heartland Database is imported or merged into the Centrack Database as maintained by Centrack or the Centrack Database is imported or merged into Heartland Database maintained by Heartland, Heartland and Centrack have each


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
contributed their respective copyrightable work to a compilation thereof to be maintained by the other party, but each party shall retain all rights, including copyrights, in their respective works. Each such compilation as maintained by the parties hereto shall be jointly owned by Heartland and Centrack and each such party grants to the other a limited license to publish, use and distribute such compilation, and any derivative works based thereon, but the right of publication, use and distribution of such compilation shall not be licensed or sub-licensed to any third party. PROVIDED, however, Centrack shall not publish, use or distribute the compilation, or any derivation based thereon, in print media form, whether in magazine, digest, newspaper or newsletter format, directly or indirectly competitive with any print media publications of Heartland.

         6. RETURN OF MATERIALS. All Confidential Information furnished hereunder shall be returned upon termination of this Agreement, upon written request upon termination or non-renewal of this Agreement or upon the receiving party's determination that it no longer has a need for such Confidential Information. On the termination date of this Agreement, each of the parties hereto shall delete and remove from their respective compilation database, or any derivatives thereof, as maintained by them, any database information provided by the other party, identified by the source code thereof as required by Section 5(a) hereof.

         7.       TERMINATION.

                  a. Termination for Cause. Either party may terminate this Agreement at any time upon any of the following events:

                           i. A breach of any material provision of this Agreement by the other party, which breach is not remedied within thirty (30) days following written notice to the other party of such breach;

                           ii. The filing of a voluntary or involuntary petition for bankruptcy by any party or by a creditor of any party, the appointment of a receiver with respect to any party's assets, or an assignment by any party for the benefit of its creditors; or

                           iii. The approval by the other party (as evidenced by
                  a resolution or other action of the other party's Board of Directors) of a merger, share exchange or consolidation involving more than fifty percent (50%) of the voting stock of a party or the sale of all or substantially all of a party's assets.

                  b. Heartland's Right to Terminate. Heartland may terminate this Agreement upon the occurrence of any of the following events:

                           i. The failure of Centrack to grant a stock option on mutually agreed terms within the time period and as set forth in Section 3(d);

                           ii. Centrack shall fail to launch an operational used construction equipment auction Internet Web Site as contemplated by this Agreement or or before November 30, 1999;

                           iii. Centrack shall fail to conduct and complete not less than one (1) online Auction of used construction equipment on the foregoing Web Site on or before November 30, 1999;

                           iv. Centrack shall fail to conduct and complete a minimum of two (2) online Auctions of used construction equipment on the foregoing Web Site each calendar quarter, commencing with the calendar quarter ending March 31, 2000, and each calendar quarter thereafter; or

                           v. The amount paid by Centrack to Heartland as required by Section 2(c) hereof in any calendar quarter shall be less than Fifteen Thousand Dollars ($15,000), commencing with the calendar quarter ending March 31, 1999, and each calendar quarter thereafter.

                  c. Effect of Termination. Any termination pursuant to this Section 7 shall be without any further liability or obligation of the terminating party, other than with respect to any breach of this Agreement prior to such termination and any earned or accrued amounts due, but unpaid, to Heartland as of the termination date. The provisions of Sections 4 through 25 hereof shall expressly survive the termination of this Agreement.

         8.       INDEMNITY.

                  a. Heartland's Indemnification. From and after the execution date of this Agreement, Heartland agrees to indemnify and hold harmless Centrack, its agents, employees, successors and assigns from and against any and all liabilities, losses, damages, claims, suits, and expenses (including reasonable attorney's fees) relating to and arising out of any breach by Heartland of any of its agreements or obligations contained in this Agreement or any action by Heartland in connection with this Agreement.

                  b. Centrack's Indemnification. From and after the execution date of this Agreement, Centrack agrees to indemnify and hold harmless Heartland, its agents, employees, successors, and assigns from and against any and all liabilities, losses, damages, claims, suits, and expenses (including attorneys' fees) relating to and arising out of any breach by Heartland of any of its agreements or obligations contained in this Agreement or any action by Centrack in connection with this Agreement.

         9. AMENDMENTS. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

         10. ASSIGNMENTS. Neither party shall assign his or its right and/or obligations under this Agreement without the prior written consent of the other party.


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


         11. BINDING EFFECT. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors and permitted assigns, whether so expressed or not.

         12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

         13. ENFORCEMENT COSTS. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all expense even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

         14. EQUITABLE REMEDIES. Each of the parties acknowledges that the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, then the other parties shall be entitled, in addition to all other rights or remedies, to an injunction restraining such breach, without being required to show any actual damage or to post an injunction bond, and/or to a decree for specific performance of the provisions of this Agreement.

         15. FORCE MAJEURE. Each party shall be excused from performance of its non-monetary obligations for any period and the time of any performance shall be extended as reasonably necessary under the circumstances, to the extent that such party is prevented from performing, in whole or in part, its obligations under this Agreement, as a result of acts of God any governmental authority, war, civil disturbance, court order, labor dispute, third party non-performance (including the acts or omissions of any suppliers, agents or subcontractors) or any other cause beyond its reasonable control, including failures or fluctuations in electrical power, heat, light, air conditioning or telecommunication equipment or lines or any other equipment. Such non-performance shall not be a default under this Agreement or grounds for termination of this Agreement unless such non-performance is not cured within 60 days. A party who is prevented from performing for any reason shall immediately notify the other party of the cause for such non-performance and the anticipated extent of the delay.

         16. FURTHER ASSURANCES. The parties hereby agree from time to time to execute and deliver such further and other transfers, assignments and documents and do all matters and things which may be convenient or necessary to more effectively and completely carry out the intentions of this Agreement.

         17.      DISPUTE RESOLUTION AND ARBITRATION

         a. Dispute Resolution. Except for the failure to make payment of any amounts due to any party hereunder if the amounts thereof are not disputed, any dispute arising between the parties hereto relating to, or arising from, this Agreement, or any of the other documents, certificates and agreements required by this Agreement, shall be submitted to and resolved by the exclusive use of the following procedure in lieu of either party pursuing remedies otherwise available by statute or common law:

                  i. Initiation of Procedure. The party claiming a dispute or a default (the "Initiating Party") shall in the manner provided herein provide written notice to the other party (the "Responding Party") reasonably describing the claimed dispute or default and the nature of the remedial act or conduct requested of the Responding party to correct, alleviate or cure the dispute or default.

                  ii. Good Faith Meeting. Within ten (10) business days after receipt of the written notice by the Responding Party, a meeting shall be held at the principal place of business of the Responding Party between designated representatives of both the Initiating and Responding Party, which designated representatives shall have both the decision making and settlement authority to resolve and settle the dispute or claimed default. These designated representatives may be assisted by each party's legal counsel and the meeting shall be conducted in good faith with a primary purpose to negotiate a resolution of the dispute or claimed default.

                  iii.     Time Limit for Dispute Resolution. If, within twenty
         (20) calendar days after the good faith meeting described in subparagraph (b) above, a negotiated resolution of the dispute or claimed default has not occurred, then each party agrees to submit the dispute or claimed default to binding arbitration in accordance with
         Section 17 (b) below.

         b. Binding Arbitration. The arbitration of any dispute or claim of default shall be binding and conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgement upon the award or decision rendered by the arbitrators may be entered in any court having jurisdiction. The following procedures shall be utilized:

                  i.       Selection of Arbitration Panel. Within forty-five
         (45) calendar days after the twenty (20) calendar day time limit for resolution of the dispute or claimed default has expired, each party hereto shall appoint one member of the arbitration panel and agree in writing with the arbitration panel members so appointed to be solely responsible for that designated panel member's cost and expenses. The two designated panel members shall then communicate with each other and within ten (10) days of their appointment these panel members shall by mutual agreement select a third panel member who shall serve as the panel chairperson. If the appointed panel members are unable within this time frame to agree on a panel chairperson, application by any party hereto shall be made to the American Arbitration Association for an appointment of a panel chairperson and the decision of the American Arbitration Association as to the selection of the panel chairperson shall be


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


         binding on all parties hereto. The costs and expenses of the panel chairperson shall be borne equally by the parties hereto.

                  ii. Arbitration Site. All arbitration proceedings hereunder shall be conducted at a location as mutually agreed by the parties hereto. If the parties hereto fail to agree as to the location of the arbitration proceedings, such location shall be determined by the arbitration panel selected as provided in subparagraph (i) hereof.

                  iii. Applicable Law. In any such arbitration proceeding, the arbitration panel shall apply the law of the jurisdiction of the Initiating Party.

                  iv. Panel's Decision. The arbitration panel, by not less than a majority vote, shall within twenty-one (21) days following final submission render its award or decision, and such award or decision shall be final and conclusive as to the parties hereto and heir respective successors and assigns. As part of the award or decision, the arbitration panel shall determine whether and to what extent a party shall be entitled to recover from the other party or parties the costs and expenses incurred by such party in the arbitration proceeding, including reasonable attorney's fees and costs, as permitted by Section 13 hereof.

         18. NO CONSTRUCTION AGAINST DRAFTERS. The parties acknowledge that this is a negotiated agreement, and that in no event shall the terms hereof be construed against either party on the basis that such party, or its counsel, drafted this Agreement.

         19. PUBLICITY. Except by mutual agreement between Centrack and Heartland, no party shall issue any press release or otherwise make any public statement with respect to the execution of, or the transactions contemplated by, this Agreement, except as may be required by law.

         20. TRANSACTION COSTS. Each party shall pay all of its costs and expenses (including attorney's fees and other legal costs and expenses and accountant's fees and other accounting costs and expenses) incurred in connection with this Agreement.

         21. NOTICES. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including electronic transmission) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, electronically transmitted, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to CENTRACK:                                 With a Copy to:
---------------                                 ---------------
Centrack International, Inc.                    Gunster, Yoakley, Valdes-Fauli &
21045 Commercial Trail, Suite 101               Stewart, P.A.
Boca Raton, Florida 33486-1099                  Broward Financial Centre, Suite 1400
Attn: John J. Lofquist, President & C.E.O.      500 East Broward Boulevard
Telephone:        (561) 362-9444                Fort Lauderdale, Florida 33394
Facsimile:        (561) 362-0570                Attn: Michael G. Platner, Esq.
                                                Telephone:        (954) 462-2000
                                                Facsimile:        (954) 523-1722

IF TO HEARTLAND:                                              WITH A COPY TO:
----------------                                              ---------------
Heartland Communications Group, Inc.                          Smith, Schneider, Stiles, Hudson, Serengeli,
1003 Central Avenue                                           Mallaney & Shindler, P.C.
Fort Dodge, Iowa 50501                                        10th Floor Equitable Building
Attn: Steven R. Scanlan, President & C.E.O.                   604 Locust, Suite 1000
Telephone:        (515) 574-2188                              Des Moines, Iowa 50309-3715
Facsimile:        (515) 574-2152                              Attn: Fred R. Schneider, Esq.
                                                              Telephone:        (515) 245-6789
                                                              Facsimile:        (515) 244-1328

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery; (b) on the date of transmission with confirmed answer back if by electronic transmission; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

         22. SEVERABILITY. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise, voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

         23. THIRD PARTIES. Unless expressly stated herein to the contrary, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

         24. HEADINGS. The headings contained in this Agreement are for convenience of reference only, are not to be considered a part of the Agreement and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

         25. ENTIRE AGREEMENT. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and between such parties.


                           {signature page follows}

                  IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year first above written.


                                   CENTRACK INTERNATIONAL, INC.

                                   /s/ John F. Lofquist
                                   ----------------------------------------
                                   John F. Lofquist, President and C.E.O.



                                   HEARTLAND COMMUNICATIONS GROUP, INC.


                                   /s/ Steven R. Scanlan
                                   ----------------------------------------
                                   Steven R. Scanlan, President and C.E.O.

                                   SCHEDULE A

        ADVERTISEMENTS AND HYPERLINKS TO BE PUBLISHED BY HEARTLAND (CHL)

1. Web Site link from www.contractorshotline.com home page to www.centrack.com home page.

2. Web Site link from http://www.contractorshotline.com/directories/ default.htm1 reference links to www.centrack.com.

3. Web Site link from http://www.contractorshotline.com/directories/ showcase.htm to www.centrack.com.

4. Advertisements listing Centrack auction events and www.centrackauctions.com in CHL print media auction calendar and CHL's Web Site auction calendar.

5. Full page, four-color advertisements in each issue of the following Heartland publications (frequency noted in parentheses): Contractors Hotline (weekly), Parts Connection (quarterly), Mine and Quarry (monthly), Crane Hotline (monthly), Construction Equipment Guide (monthly and annually), Demolition Hotline (as scheduled), Recycling Hotline (as scheduled), and any additional publications added to Heartland's construction division publications. Ad content and design to be supplied by Centrack to Heartland mechanical requirements.

6. Line listing of Centrack classified to appropriate CHL Web Site. Centrack will supply updated database of listings monthly.

7. Standard size banner ad of Centrack design displayed in random rotation on www.contractorshotline.com. Banner ad design and URL to be supplied by Centrack. Frequency of ad to be not less than two percent (2%) of www.contractorshotline.com total page views.

8. News article in appropriate CHL publication featuring Centrack services. Centrack will supply content of article with CHL approval. Frequency of articles to reciprocate with CHL news articles in Centrack e-mail newsletter.

         HEARTLAND RESERVES THE RIGHT TO CHANGE OR REFORMAT THE WEB SITE PAGES IDENTIFIED ABOVE AND CHANGE FREQUENCY OR CEASE PUBLICATION OF ANY OF THE PUBLICATIONS IDENTIFIED ABOVE. IF SUCH CHANGES OCCUR, HEARTLAND WILL UTILIZE ITS BEST EFFORTS TO PROVIDE SIMILAR OR EQUIVALENT EXPOSURE FOR THE HYPERLINKS AND/OR ADVERTISEMENTS OF CENTRACK.


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


                                   SCHEDULE B

    PROMOTIONS AND HYPERLINKS TO BE PUBLISHED BY CENTRACK (WWW.CENTRACK.COM)

1. Web site hyperlink from www.centrack.com home page to www.contractorshotline.com.

2. Web site hyperlink from www.centrack.com to http://www.contractorshotline.com/directories/default.htm#1Equipment
         Dimensions

3. Web site hyperlink from www.centrack.com to http://www.contractorshotline.com/directodes/default.htm#
         1ReferenceLinks.

4. Standard size banner ads of Contractors Hot Line (CHL) design displayed in random rotation on www.centrack.com. Banner ad design and URL to be supplied by CHL. Frequency of ads to be not less than 2% of www.centrack.com total page views.

5. Line listing of CHL classifieds to appear in www.centrack.com classified listings. CHL will supply updated database of listings monthly.

6. Listing of Contractors Hot Line in appropriate Centrack advertisements, direct mail or collateral materials.

7. Advertisements or news article about CHL with hyperlinks to appropriate CHL. URL displayed in the Centrack e-mail newsletter. Frequency shall be bi-monthly when newsletter is available.


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
                                   SCHEDULE C

HEAVY EQUIPMENT AUCTION REVENUE

# Auctions                                 7                  24                  30
# Listings                             1,925               8,750              15,555
% Units sell through*                     70%                 80%                 90%
Avg. sale price                   $   25,000         $    26,700         $    28,000
2.5% Listing fee (average)        $1,203,125         $ 5,840,000         $10,888,000
5% Transaction fee                $1,684,375         $ 9,345,000         $19,600,000
Total HE Auction Revenues         $2,887,500         $15,185,000         $30,488,000

-------------------
* Percent of listings that actually sell

FIGURE 8: HEAVY EQUIPMENT AUCTION SCHEDULE

AUCTION EQUIPMENT LISTING FEES

Auction equipment listing fees are non-refundable fees charged to a seller for entering equipment into the online auction. These fees equal 3% of the reserve value of the equipment, with a maximum fee of $1,000 per piece, charged before auction. The listing fee for equipment with no reserve is 1.5% charged after auction i.e. added to transaction fee.

AUCTION EQUIPMENT TRANSACTION FEES

Transaction fees are based on a sliding scale. They have been assumed at 10% for transactions under $10,000, 5% for transactions between $10,001 to $30,000, 4.75% for transactions between $25,001 and $100,000, 4.5% for transactions between $100,001 and $250,000, and 4% for all transactions over $250,001. Since the average sale price over the three-year period is between $25,000 and $28,000 the transaction fees are averaged at 5% to calculate this revenue.

AUCTION FOR ATTACHMENTS & MAJOR COMPONENTS

The fee to list a unit for auction with a value of less than $7,500 will be 10%, which is non-refundable. There will be no additional transaction fee for units sold for less than $7,500.

For units, with a listing price greater than $7,500, there will be both listing and transaction fees which are similar to those defined for the used heavy equipment with the exception that the next range will be from $7,501 to $25,000. Beyond this point, listing and transaction fees for both auctions will be the same.

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